EXHIBIT 2
                            STOCK PURCHASE AGREEMENT

                          dated as of February 27, 1998

                                  by and among

                      INNOVATIVE VALVE TECHNOLOGIES, INC.,

                                       and

                            CYPRESS INDUSTRIES, INC.

                                       and

                          the STOCKHOLDERS named herein
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                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective the 27th day of February, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), ROBERT J. GERTH, TRUSTEE, ROBERT J. GERTH TRUST Dated February 8, 1996, a revocable trust organized under the laws of the state of Illinois, whose address is 2300 North Barrington Road, Hoffman Estates, Illinois 60195 (the "Gerth Trust"), ROGER A. SZAFRANSKI, TRUSTEE, ROGER A. SZAFRANSKI TRUST DATED FEBRUARY 14, 1997, a revocable trust organized under the laws of the state of Illinois, whose address is 2300 North Barrington Road, Hoffman Estates, Illinois 60195 (the "Szafranski Trust"), ROBERT J. GERTH, Individually, an Individual whose address is 2300 North Barrington Road, Hoffman Estates, Illinois 60195 ("Mr. Gerth"), and ROGER
A. SZAFRANSKI, Individually, an individual whose address is 2300 North Barrington Road, Hoffman Estates, Illinois 60195 ("Mr. Szafranski") (the Gerth Trust, the Szafranski Trust, Mr. Gerth and Mr. Szafranski being hereinafter sometimes referred to collectively as the "Stockholders" or individually as a "Stockholder"), and CYPRESS INDUSTRIES, INC., an Illinois corporation whose address is 1475 Rodenburg Road, Schaumburg, Illinois 60193 (the "Company"). Invatec, Stockholders and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                             PRELIMINARY STATEMENT

        WHEREAS the Gerth Trust is the legal owner and holder, and Mr. Gerth is the beneficial owner, of One Hundred (100) shares of the Common Stock of the Company, and the Szafranski Trust is the legal owner and holder, and Mr. Szafranski is the beneficial owner, of One Hundred (100) shares of the Common Stock of the Company, which shares constitute all of the issued and outstanding Company Capital Stock; and

        WHEREAS, Invatec desires to acquire from Stockholders, and Stockholders desire to sell to Invatec, all of the Company Capital Stock, on the terms and conditions and for the consideration set forth in this Agreement (the "Acquisition");

                NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, warranties and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                PARAGRAPH 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this PARAGRAPH
1. Capitalized terms used in this Agreement and not defined below in this PARAGRAPH 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or ARTICLE IX of the Uniform Provisions, as the case may be.

                "ACCOUNTING FIRM" means a nationally recognized independent certified public accounting firm to be agreed upon by the Parties.

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                "ACQUIRED BUSINESS" means the business conducted by the Company.
        For purposes of Article VIII of the Uniform Provisions, the term
        "Aquired Business" shall include any business conducted by the Company during the twelve (12) months preceding the Effective Time.

                "ACQUISITION CONSIDEIATION" has the meaning specified in PARAGRAPH 2.

                "CEILING AMOUNT" means Three Million Two Hundred Fifty Thousand and No/1OO Dollars ($3,250,000.00); provided however that in no event shall (i) the aggregate liability of the Selling Parties under this Agreement exceed (a) $1,000,000.00 for Environmental Claims, or (b) $2,250,000.00 for General Claims, or (ii) the aggregate liability of each Selling Party under this Agreement exceed such Selling Party's Pro Rata Share of (a) $1,000,000.00 for Environmental Claims, or (b) $2,250,000.00 for General Claims.

                "CLOSING" has the meaning specified in PARAGRAPH 3.

                "CLOSING DATE" means the date of execution hereof by all of the Parties.

                "COMPANY" has the meaning specified in the preamble of this Agreement.

                "COMPANY CAPITAL STOCK" means the Common Stock, no par value, of the Company.

                "CONFIDENTIAITY AND NON-COMPETITION AGREEMENTS" means the Confidentiality and Non-Competition Agreements to be entered into as of the Effective Time between (a) Invatec and Mr. Gerth, and (b) Invatec and Mr. Szafranski, each in the form thereof attached hereto as EXHIBIT A.

                "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Winston & Strawn of Chicago, Illinois.

                "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

                "CURRENT BALANCE SHEET" means the balance sheet of the Company as of the Current Balance Sheet Date.

                "CURRENT BALANCE SHEET DATE" means December 31,1997.

                "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to Invatec prior to the execution and delivery of this Agreement by Invatec in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company or the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty.

                "EFFECTIVE DATE" means the Closing Date.

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                "EFFECTIVE TIME" means the time on the Effective Date at which the Parties fu11y execute this Agreement.

                "ENVIRONMENTAL CLAIMS" shall mean all Damage Claims and all Third Party Claims which relate expressly or by necessary implication to the environment or Environmental Laws.

                "GENERAL CLAIMS" shall mean all Damage Claims and all Third Party Claims which are not Environmental Claims.

                "INITIAL FINANCIAL STATEMENTS" means the balance sheets of the Company as of December 31, 1997, and 1996, and the related statements of operations and retained earnings for the year ended December 31, 1997 and the period from August 1, 1996 through December 31, 1996. The Company's financial statements for the one-year period ended December 31, 1997 and the period from August 1, 1996 through December 31, 1996, are attached hereto as EXHIBIT B.

                "ORDINARY COURSE OF BUSINESS" means the ordinary course of the business of the Company, consistent with past customs and practice (including with respect to quantity and frequency).

                "PRO RATA SHARE" of a Stockholder means: (i) fifty percent (50%) in the case of Mr. Gerth and the Gerth Trust, jointly and severally, and
        (ii) fifty percent (50%) in the case of Mr. Szafranski and the Szafranski Trust, jointly and severally.

                "RESPONSIBLE OFFICER" means (i) John L. King for Invatec, and
        (ii) either Mr. Gerth or Mr. Szafranski for the Company.

                "SCHULZ INSURANCE ACCRUAL" means the amount of $43,181 to be accrued by the Company as a current liability in the Final Post-Closing Financial Statements for purposes of PARAGRAPH 5.

                "THRESHOLD AMOUNT" means (a) Zero and No/100 Dollars ($0.00) for Environmental Claims and (b) Two Hundred Fifty Thousand and No/l00 Dollars ($250,000.00) for General Claims.

                "UNIFORM PROVISIONS" means the Uniform Provisions for Stock Acquisitions attached hereto as ANNEX 1.

                "WORKING CAPITAL" means the current assets minus the current liabilities of the Company, determined in accordance with GAAP (calculated as provided in SCHEDULE I attached hereto). Current liabilities shall expressly exclude current maturities of long term debt and accrued interest on Indebtedness; however, for purposes of PARAGRAPH 5, the Final Post-Closing Financial Statements and the calculation of the Working Capital thereunder,

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        Working Capital shall include the entire amount of the Schulz Insurance
        Accrual. The Working Capital at the Current Balance Sheet Date was $2,620,918.00, determined as provided in SCHEDULE I attached hereto.

                PARAGRAPH 2. STOCK PURCHASE. (A) ACQUISITION CONSIDERATION. Subject to the terms and conditions hereof, on the Closing Date the Stockholders collectively will sell, assign and transfer to Invatec, and Invatec will purchase and acquire from the Stockholders collectively, all the outstanding Company Capital Stock, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements. On the Closing Date, each Stockholder, as the holder of certificates representing all the outstanding Company Capital Stock such Stockholder owns, will receive on surrender of those certificates to Invatec with appropriate stock powers, subject to the provisions of this PARAGRAPH 2, as payment for that Company Capital Stock, in cash or other immediately available funds, such Stockholder's Pro Rata Share of an amount equal to (i) Seventeen Million and No/l00 Dollars MINUS (ii) except as set forth below, the Company's outstanding indebtedness at the Effective Time (including accrued interest on Indebtedness and any prepayment penalties resulting from or arising out of the prepayment of such Indebtedness) (the "Acquision Consideration"). The Parties hereby acknowledge and agree that immediately prior to Closing, the Company will draw on its line of credit in the amounts of (i) Seven Hundred Twenty-Five Thousand Dollars ($725,000) in order to pay the Company obligations to Siegfried Schulz under Section 2(a) of that certain Employment Agreement dated August 1, 1996, between the Company and Mr. Schulz, as amended by Amendment to Employment Agreement dated November 15, 1996, which will decrease the amount of the Acquisition Consideration payable hereunder, and (ii) Three Hundred Forty-Three Thousand Dollars ($343,000) in order to make the distributions to the Gerth Trust and the Szafranski Trust as contemplated in PARAGRAPH 2(E)(iii), which will not decrease the amount of the Acquisition Consideration payable hereunder. Payment of the Acquisition Consideration includes payment of $25,000 to Mr. Szafranski and $25,000 to Mr. Gerth in consideration for their covenants and obligations under the Confidentiality and Non-Competition Agreements and under
Article VIII of the Uniform Provisions.

        (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. Except for the amount of any tax liability of the Stockholders arising out of the Section 338(h)(l0) election contemplated in PARAGRAPH 2(C), for which the Company shall reimburse the Stockholders as set forth below, Stockholders shall pay a11 income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer of the Company Capital Stock or receipt of payments therefor, or any consideration delivered in connection therewith. Neither Invatec nor the Company shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of the Stockholders. Invatec, on the one hand, and the Stockholders, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors' expenses incurred in pursuing and consummating the Acquisition.

        (C) SECTION 338 ELECTION. At Invatec's option, Stockholders will join with Invatec in making an election under Section 338(h)(l0) of the Internal Revenue Code (and any corresponding elections under state or local tax law) with respect to the purchase and sale of the Company Capital

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Stock. Invatec shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338(h)(1O) election. The Stockholders will have the opportunity to review any election forms and the report of the proposed allocation of the Acquisition Consideration at least sixty (60) days prior to filing. To the extent that by reason of such election the Stockholders will realize any tax liability that would not have been realized but for such election, the Company shall reimburse the Stockholders on an after-tax basis for the amount of such tax upon payment thereof by Stockholders (the liability for which shall not reduce Working Capital for purposes of PARAGRAPH 5 below). In order to secure the obligation of the Company to effect such reimbursement, the Company and/or Invatec shall at the time of filing of the applicable election form deposit the required amount in an escrow account for the benefit of the Stockholders. Invatec shall be entitled to receive earnings derived from investing the escrowed funds. In the event that the IRS subsequently determines that Stockholders have an additional tax liability as a result of such election, the Company shall reimburse the Stockholders on an after-tax basis for the amount of such additional tax upon payment thereof by the Stockholders. Conversely, in the event that the tax liability of the Stockholders is less than the amount paid to them in connection with such election, the Stockholders shall immediately refund the amount of the excess to the Company. Invatec, on the one hand, and the Stockholders, jointly and severally, on the other hand, shall each pay one-half (1/2) of all costs and expenses incurred in establishing and maintaining such escrow. Invatec and Stockholders shall jointly and severally indemnify the escrow agent for all claims against it arising out of such escrow.

        (D) COMPANY/STOCKHOLDER DEBT LIMITATION. At the Effective Time there will not be any indebtedness owed by the Company to any Stockholder (other than salary accrued in the Ordinary Course of Business), and each Stockholder shall repay to the Company at Closing the indebtedness owed by such Stockholder to the Company.

        (E) S CORPORATION TAX RETURNS. (i) The Stockholders shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, at Stockholders' sole cost and expense, all income Tax Returns of the Company that are due with respect to the Company's fiscal year ended December 31, 1997, and for the short year S Corporation Tax Return for the period beginning January 1, 1998. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns; provided, that such Returns shall be prepared by treating items on such Returns in a manner consistent with past practices with respect to such items, and in accordance with applicable law. The Stockholders shall provide to Invatec drafts of all income Tax Returns of the Company required to be prepared and filed by the Stockholders under this PARAGRAPH 2(E) at least 30 days prior to the date for the filing of such Returns. Within 15 days after receipt of such draft Returns, Invatec shall notify the Stockholders of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Invatec may have to any item set forth on such draft Returns. Invatec and the Stockholders agree to consult and resolve in good faith any such objection.

        (ii) Except as provided in SUBPARAGRAPH 2(E)(i), Invatec shall have the exclusive authority and obligation, at Invatec's sole cost and expense, to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company; provided, that such Returns shall be prepared by treating items on such Returns in a manner consistent with past practices with respect to such items, and in accordance with applicable law. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns. Invatec shall provide to the Stockholders drafts of all Returns of the Company required to be prepared and filed by Invatec under this SUBPARAGRAPH 2(E)(ii) at least 30 days prior to the date for the filing of such Returns. Within 15 days after receipt of such draft Returns, the Stockholders shall notify Invatec of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Stockholders may have to any items set forth on such draft Returns. Invatec and the Stockholders agree to consult and resolve in good faith any such objection.

        (iii) The Company has distributed to the Stockholders an aggregate amount equal to Three Hundred Forty-Three Thousand and No/100 Dollars ($343,000.00) to pay the federal, state and/or local or other Taxes (other than those state, local or other Taxes accrued on the Current Balance Sheet) attributable to the income of the Company for the Company's fiscal year ended December 31, 1997. Neither Invatec nor the Company shall have any liability or responsibility for income taxes of the Stockholders with respect to the Company's S corporation termination year commencing as of January 1, 1998. The Stockholders shall promptly refund any overpayment or excess distribution, and Invatec shall cause the Company to pay promptly to the Stockholders the amount by which such distribution was insufficient to permit their payment of such taxes in full.

        (iv) In connection with the preparation, execution and filing of Returns, audit examinations and any administrative or judicial proceedings related to Tax liabilities imposed on the Stockholders with respect to the income or operations of the Company for all periods ending on or prior to the Closing Date, Invatec on the one hand, and the Stockholders on the other hand, will cooperate fully with each other, including, without limitation, the furnishing or making available for inspection during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation, execution and filing of such Returns, the conduct of audit examinations or the defense of claim by Taxing Authorities as to the imposition of Taxes.

        (v) Each Party shall promptly notify the other Parties in writing upon receipt by such Party or any of such Party's Affiliates of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date (any such inquiry, claim, assessment, audit or similar event, a "Pre-Closing Tax Matter"). The Stockholders, at their sole cost and expense, shall have the exclusive authority to represent the interests of the Company with respect to any Pre-Closing Tax Matter before any Taxing Authority or court and shall have the sole right to extend or waive the statute of limitations with respect to a Pre-Closing Tax Matter and to control the defense, compromise or other resolution of any Pre-Closing Tax Matter, including responding to inquiries, filing returns and settling audits; provided that the Stockholders shall not enter into any settlement of or otherwise compromise any Pre-Closing Tax Matter that affects or may affect the Tax liability (or the reporting position) of the Company or Invatec for any periods beginning on or after the Closing Date without the prior written consent of the Company and Invatec, which consent shall not be unreasonably withheld.

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        (vi) None of the Stockholders shall file or cause to be filed any amended Return for the Company without the prior written consent of Invatec, which consent shall not be unreasonably withheld. The Company and Invatec shall not file any amended Return for the Company with respect to any period prior to the Closing Date without the prior written consent of the Stockholders, which consent shall not be unreasonably withheld.

        PARAGRAPH 3. THE CLOSING. (A) TIME AND PLACE. On or before the Closing Date, the Parties will take all actions necessary to effect the Acquisition (all those actions collectively being the "Closing"). The Closing will take place at the offices of Counsel for Invatec at 10:00 a.m., local time, or at such later time on the Closing Date as Invatec shall specify by written notice to Stockholders.

        (B) STOCKHOLDERS' DELIVERIES. At or before the Closing, Stockholders shall deliver or cause to be delivered to Invatec the following, all of which shall be duly executed by all of the parties thereto, other than Invatec:

                (i) All of the stock certificates evidencing the Company Capital Stock, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of each such certificate, together with irrevocable stock powers in form and content acceptable to Invatec, duly authorized and executed by the record holder of each such stock certificate;

                (ii) The Confidentiality and Non-Competition Agreements;

                (iii) Consulting Agreement containing consulting and noncompetition provisions between Siegfried Schulz and Invatec, in form and content reasonably acceptable to Invatec;

                (iv) Resignations of all directors and officers of the Company, effective as of the Effective Time;

                (v) All original promissory notes or other debt instruments executed by the Company to any Stockholder, marked "Paid in Full;"

                (vi) Payment of any outstanding amounts owed by any Stockholder to the Company, as expressly set forth in SUBPARAGRAPH 2(D) hereof;

                (vii) An opinion of counsel issued by Counsel for the Company and the Stockholders, in the form attached hereto as EXHIBIT C;

                (viii) No Withholding Certificates duly executed by the Stockholders in the form attached hereto as EXHIBIT D;

                (ix) Certificate of the Secretary or Assistant Secretary of the Company, certifying as to copies of the Articles of Incorporation and Bylaws of the Company

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        attached thereto, and the resolutions of the Board of Directors of the
        Company, in form and content reasonably acceptable to Invatec, authorizing the transactions contemplated herein;

                (x) Certificate of the Trustee of the Gerth Trust, certifying as to a copy of the Robert J. Gerth Trust, the authority of the Trustee to act thereunder for and in the name and on behalf of the Gerth Trust, and otherwise addressing to the satisfaction of Invatec any issues which may arise with respect to the authority of the Trustee of the Gerth Trust to execute and deliver this Agreement and to perform the obligations of the Gerth Trust hereunder;

                (xi) Certificate of the Trustee of the Szafranski Trust, certifying as to a copy of the Roger A. Szafranski Trust Agreement, the authority of the Trustee to act thereunder for and in the name and on behalf of the Szafranski Trust, and otherwise addressing to the satisfaction of Invatec any issues which may arise with respect to the authority of the Trustee of the Szafranski Trust to execute and deliver this Agreement and to perform the obligations of the Szafranski Trust hereunder;

                (xii) All governmental, lender or other third party approvals to be delivered by Stockholders, in form and content reasonably acceptable to Invatec;

                (xiii) Waiver and Termination Agreements terminating any existing shareholder, voting or similar agreement between or among the Stockholders, or any of them, and/or the Company, or any of them, relating to the Company Capital Stock, and waiving the rights of the parties thereunder, in form and content reasonably acceptable to Invatec; and

                (xiv) All other items required to be delivered hereunder or as may be reasonably requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Stockholders' representations and warranties set forth herein.

        (C) INVATEC'S OBLIGATIONS. At the Closing, Invatec will deliver or cause to be delivered to the Stockholders the following, all of which shall be duly executed by Invatec:

                (i) Certified checks or wire transfers of funds in the aggregate amount of the Acquisition Consideration;

                (ii) The Confidentiality and Non-Competition Agreements;

                (iii) An opinion of counsel issued by Counsel for Invatec, in the form attached hereto as EXHIBIT E;

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                (iv) Certificate of the Secretary or Assistant Secretary of
        Invatec certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec attached thereto, and the resolutions of the Board of Directors of Invatec, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein; and

                (v) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

        (D) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer reasonably requested by Invatec, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Invatec, for the purpose of assigning and confirming to Invatec all of the Company Capital Stock, or if necessary, to the Company any assets included on the Current Balance
Sheet or any financial statements or asset lists dated as of or subsequent to the Current Balance Sheet Date.

        (E) TRANSITION SERVICES. For a period of six (6) months after the Effective Time, each of Mr. Gerth and Mr. Szafranski will provide to the Company services of the type, scope, level and quality provided by each of them to the Company immediately prior to the Effective Time. Each of their duties shall also include such services (i) as may be reasonably required or requested by Invatec or the Company in order to accomplish a smooth transition in the ownership of the Acquired Business, and to facilitate the integration of the Acquired Business into Invatec's business, and (ii) as may be designated or assigned to him by the President of Invatec, provided such services are substantially similar to those performed by him prior to the Effective Time. During such six month period, each of Mr. Gerth and Mr. Szafranski shall (i) devote the amount of time, attention and energy to the business of Invatec and the Company reasonably required in order to comply with the foregoing provisions of this PARAGRAPH 3(E), (ii) diligently pursue the best interests of Invatec and the Company, (iii) refrain from engaging, directly or indirectly, in any competing business or venture, (iv) be paid $500 per month by the Company for these services, and (v) be added to Invatec's group health insurance policy coverage, the premiums for which shall be deducted from the payments described in clause
(iv) above.

        (F) HART-SCOTT-RODINO. The Parties hereby acknowledge and agree that the Acquisition Consideration is less than Fifteen Million Dollars ($15,000,000). The Stockholders further represent and warrant that (i) the Company, together with all entities it controls, does not have annual net sales nor total assets of Twenty-five Million Dollars ($25,000,000) or more; (ii) Mr. Gerth and the Gerth Trust, on the one hand, and Mr. Szafranski and the Szafranski Trust, on the other hand, are the "ultimate parent entities" of the Company, as such term is defined in the Hart-Scott-Rodino Antitrust

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Improvements Act, as amended to date; (iii) the Gerth Trust, Mr. Gerth his spouse and children, collectively, have annual net sales for the most recently completed fiscal year and total assets for their most recent regularly prepared balance sheet, of less than Ten Million Dollars ($10,000,000); and (iv) the Szafranski Trust, Mr. Szafranski, his spouse and children, collectively, have annual net sales for the most recently completed fiscal year and total assets for their most recent regularly prepared balance sheet, of less than Ten Million Dollars ($10,000,000).

        PARAGRAPH 4. INCORPORATION OF UNIFORM PROVISIONS. The Uniform Provisions hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein, subject to the following revisions:

                (i) Sections 1.04 and 10.02 are hereby amended by inserting at the beginning thereof the phrase "Except as set forth in SECTION 1.04 of THE DISCLOSURE STATEMENT,";

                (ii) The introductory paragraph of Article II is hereby amended by deleting therefrom the phrase "The Company and each Stockholder jointly and severally" and substituting therefore the following:

                        Each Stockholder, severally (in accordance with such Stockholder's Pro Rata Share) but not jointly and severally with each other Stockholder (except as contemplated in the definition of the term "Pro Rata Share"),;

                (iii) Section 2.14(a)(i) is hereby deleted in its entirety, and substituted therefor is the following:

                        The Initial Financial Statements present fairly, in all material respects, the financial position of the Company at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Company and stockholders' or other owners' equity for the respective periods set forth therein and have been prepared in accordance with GAAP. As of the date of any balance sheet included in the Initial Financial Statements, the Company did not have any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Company and required to be reflected in such Initial Financial Statements or in the notes related thereto in accordance with GAAP which were not so reflected. To the knowledge of the Company and the Stockholders, all of the other Financial Statements of the Company (including in each case any related schedules or notes) delivered to Invatec present fairly, in all material respects, the financial position of the Company at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Company and stockholders' or other owners' equity for the respective periods set forth therein and have been prepared in accordance with GAAP (except for certain footnote disclosures normally required by GAAP, the omission of which did not cause such Financial Statements to be materially misleading). To the knowledge of the Company and the Stockholders, as of the date of any balance sheet included in those Financial Statements, the Company did not have any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Company and required to be reflected in such Financial Statements which were not so reflected (except for certain footnote disclosures normally required by GAAP, the omission of which did not cause such Financial Statements to be materially misleading).;

                (iv) Section 2.16(c) is hereby amended by inserting at the beginning thereof the phrase "during the period commencing on August 1, 1996, and to the knowledge of the Company and the Stockholders at all times prior thereto,";

                (v) Section 2.16(d) is hereby deleted in its entirety, and substituted therefore is the following:

                        (d) no storage tanks exist, and to the knowledge of the Company and the Stockholders no storage tanks have ever existed, on or under any of the properties owned or operated by the Company from which any Solid Wastes, Hazardous Wastes or Hazardous Substances have been released into the surrounding environment;

                (vi) Section 2.17 is hereby amended in order to refer to Sections 2.17, 2.19, 2.20, 2.23, and 2.27(h) of the Disclosure Statement;

                (vii) Section 2.27(d) is hereby amended by deleting therefrom the phrase "at any time during the six-year period ending on the date hereof" and substituting therefore the phrase "at any time since August 1, 1996, were, or to the knowledge of the Company and the Stockholders at any time prior thereto";

                (viii) Section 2.27(g) is hereby amended by inserting the phrase "in all material respects" after the word "compliance" in the second line;

                (ix) Section 2.27(h) is hereby deleted in its entirety, and substituted therefore is the following:

                        (h) UNIONS. Except as set forth in SECTION 2.27 of the DISCLOSURE STATEMENT, since August 1, 1996, and to the knowledge of the Company and the Stockholders at all times prior thereto, (i) neither the Company nor any ERISA Affiliate has been a party to any agreement with any union, labor organization or collective bargaining unit, (ii) no employees of the Company have been represented by any union, labor organization or collective bargaining unit, and (iii) none of the employees of the Company has threatened to organize or join a union, labor organization or collective bargaining unit.;

                (x) The first sentence of Section 2.28(d) is hereby deleted in its entirety and substituted therefore is the following:

                        Except as set forth in SECTION 2.28 OF THE DISCLOSURE STATEMENT, neither the Company nor any ERISA Affiliate of the Company is, or at any time during the period commencing on August 1, 1996 and ending on the Closing Date was, or to the knowledge of the Company and the Stockholders at any time prior thereto was, obligated to contribute to a Multiemployer Plan.;

                (xi) Section 2.29(b) is hereby amended by deleting therefrom the phrase "or ever has been" and substituting therefore the phrase "or to the knowledge of the Company and the Stockholders ever has been";

                (xii) The last sentence of Section 2.29(d) is hereby amended by deleting therefrom the phrases "or any predecessor corporation at any time" and "and any predecessor corporation at any time";

                (xiii) Sections 3.04, 3.05, 4.01(a), 4.01(c), 4.01(d), 4.02,
        4.03, 4.04, 4.06, 4.07, 4.08, 4.10, 4.11, and all of Article V, are
        hereby deleted in their entirety;

                (xiv) Section 6.03 is hereby amended by deleting therefrom the words "two years" and "indefinitely," and substituting therefore the words "eighteen months" and "for two years," respectively;

                (xv) Section 6.04(a) is hereby deleted in its entirety, and substituted therefore is the following:

                                Section 6.04 LIMITATIONS ON DAMAGE CLAIMS. (a)
                        In the event Invatec should have any Damage Claim hereunder following the Effective Time against any Stockholder which does not involve an Invatec Indemnified Loss (each such Damage Claim not involving an Invatec Indemnified Loss being an "Invatec Unindemnified Loss"), that Stockholder will not be liable to Invatec on account of that Invatec Unindemnified Loss unless the liability of that Stockholder in respect of that Invatec Unindemnified Loss, when aggregated with the liability of all Stockholders in respect of the sum of (i) all Invatec Unindemnified Losses and (ii) all Invatec Indemnified Losses under
                        SECTION 7.O2, exceeds, and only to the extent the aggregate amount of all those Invatec Unindemnified Losses and Invatec Indemnified Losses does exceed, the Threshold Amount. With respect to General Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnified the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00); thereafter, the Stockholders will not be obligated to indemnify the Invatec Indemnified Parties from and against any further such Invatec Unindemnified Losses and Invatec Indemnified Losses until there have occurred additional aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of Five Hundred Thousand and No/l00 Dollars ($500,000.00), after which the Stockholders will once again be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of Five Hundred Thousand and No/100 Dollars ($500,000.00). With respect to Environmental Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of One Million and No/100 Dollars ($1,000,000.00). In no event shall (i) the aggregate liability of the Stockholders under this Agreement, including SECTION 7.02, exceed the Ceiling Amount or (ii) the aggregate liability of each Stockholder under this Agreement, including SECTION 7.02, exceed that Stockholder's Pro Rata Share of the Ceiling Amount. For purposes of determining the amount of Invatec Unindemnified Losses and Invatec Indemnified Losses, no effect will be given to any resulting Tax benefit to Invatec or any other Invatec Indemnified Party.

                (xvi) SECTION 7.02 is hereby deleted in its entirety, and substituted therefore is the following:

                        Subject to the applicable provisions of SECTIONS 7.01 and 7-06, each Stockholder, severally (in accordance with such Stockholder's Pro

                                      -l3-

                        Rata Share) but not jointly and severally with each other Stockholder (except as contemplated in the definition of the term "Pro Rata Share"), covenants and agrees that such Stockholder will indemnify each Invatec Indemnified Party against, and hold each Invatec Indemnified Party harmless from and in respect of, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of Stockholders or the Company set forth herein or in certificates delivered in connection herewith, or (ii) any nonfulfi1lment of any covenant or agreement on the part of the Company or the Stockholders under this Agreement (each such Third Party Claim being an "Invatec Indemnified Loss");

                (xvii) Section 7.06(a) is hereby deleted in its entirety, and substituted therefore is the following;

                                Section 7.O6 LIMITATIONS ON INDEMNIFICATION. (a)
                        Notwithstanding the provisions of SECTION 7.O2, no Stockholder shall be required to indemnify or hold harmless any of the Invatec Indemnified Parties on account of any Invatec Indemnified Loss under SECTION
                        7.02 unless the liability of the Stockholders in respect of that Invatec Indemnified Loss, when aggregated with the liability of all Stockholders in respect of the sum of (i) all Invatec Unindemnified Losses and (ii) all Invatec Indemnified Losses under SECTION 7.02, exceeds, and only to the extent the aggregate amount of all those Invatec Unindemnified Losses and Invatec Indemnified Losses does exceed, the Threshold Amount. With respect to General Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of One Million Seven Hundred Fifty Thousand and No/lOO Dollars ($1,750,000.00); thereafter, the Stockholders will not be obligated to indemnify the Invatec Indemnified Parties from and against any further such Invatec Unindemnified Losses and Invatec Indemnified Losses until there have occurred additional aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of Five Hundred Thousand and No/lOO Dollars ($500,000.00), after which the Stockholders will once again be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of Five Hundred Thousand and No/100 Dollars ($500,000.00). With respect to Environmental Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of One Million and No/100 Dollars ($1,000,000.00). In no event shall (i) the aggregate liability of the Stockholders under this Agreement, including SECTION 7.02, exceed the Ceiling Amount, or (ii) the aggregate liability of each Stockholder under this Agreement, including SECTION 7.02, exceed that Stockholder's Pro Rata Share of the Ceiling Amount. For purposes of determining the amount of Invatec Indemnified Losses, no effect will be given to any resulting Tax benefit to any Invatec Indemnified Party. Anything in this Agreement to the contrary notwithstanding, with respect to the obligation of the Stockholders to indemnify an Invatec Indemnified Party with respect to a Damage Claim or Third Party Claim based on a breach of a warranty or representation or covenant contained herein which relates to the truth, completeness or correctness of the Initial Financial Statements, the amount of the Invatec Unindemnified Loss or the Invatec Indemnified Loss, as applicable, shall be limited to the amount by which (a) the aggregate gross amount of all such Invatec Unindemnified Losses and Invatec Indemnified Losses exceeds (b) the amount by which the balance sheet reserves provided in the Initial Financial Statements exceed the amount of the balance sheet reserves required by GAAP to be provided in such Initial Financial Statements.

                (xviii) The second sentence of Section 8.01(a) is hereby amended by adding to the end thereof the following:

                        ;provided, however, that "TRADE SECRETS AND CONFIDENTIAL INFORMATION" shall not include such information as (i) becomes known to the public generally through no fault of any Stockholder, (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), each Stockholder shall, if possible, give prior written notice thereof to Invatec and provide Invatec with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party.;

                (xix) Section 9.01 is hereby amended by deleting therefrom the definition of "GAAP" and substituting therefor the following:

                        "GAAP" means, as applied to any of the Financia1
                Statements, generally accepted accounting principles and practices in the United States as in effect from time to time which have been or are applied on a basis consistent with the most recent audited Financial Statements delivered to Invatec prior to the Effective Time.; and

                (xx) Section 10.02 is hereby amended by deleting therefrom the phrase "jointly and severally" and substituting therefore "severally (in accordance with their respective Pro Rata Shares), but not jointly and severally (except as contemplated in the definition of the term "Pro Rata Share),".

        PARAGRAPH 5 POST-CLOSING ADJUSTMENT TO ACQUISITION CONSIDERATION. Within sixty (60) days after the Closing Date, Invatec shall deliver to the Stockholders an audited combined balance sheet and income statement of the Company, prepared by Crowe, Chizek and Company LLP as of the Effective Date (the "Post-Closing Financial Statements"). These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by the Stockholders unless the Stockholders furnish written notice of their disagreement ("Notice of Disagreement") to Invatec prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by the Stockholders to Invatec in accordance with this PARAGRAPH 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are final1y resolved in writing by the Accounting Firm. During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. In connection with such submission, Invatec and each Stockholder shall promptly execute any waivers, releases, indemnification agreements or fee agreements requested by the Accounting Firm. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each Party's independent auditors and counsel) pursuant to this PARAGRAPH 5 shall be borne one-half by Invatec and one-half, jointly and severally, by the Stockholders. The fees and disbursements of Stockholders' independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Stockholders, and the fees and disbursements of Invatec's independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Invatec. The final determination as described in any of the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements." Stockholders hereby agree, jointly and severally, to pay to Invatec within five business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an aggregate amount equal to the amount, if any, by which Two Million, Six Hundred and Twenty Thousand Nine Hundred and Eighteen Dollars ($2,620,918.OO) exceeds the Working Capital, as set forth in the Final Post-Closing Financial Statements. Conversely, Invatec hereby agrees to pay to each Stockholder, within five business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an amount equal to such Stockholder's Pro Rata Share of the amount, if any, by which the Working Capital, as set forth in the Final Post-Closing Financial Statements, exceeds Two Million, Six Hundred and Twenty Thousand, Nine Hundred and Eighteen Dollars ($2,620,918.00). Determinations hereunder shall be consistent with the methodology reflected in
SCHEDULE I. Further, the Final Post-Closing Financial Statements shall include a calculation of the Indebtedness of the Company at the Effective Time (excluding the letter of credit issued in support of the Amwest Performance Bond referenced in the Disclosure Statement), and Stockholders hereby agree, jointly and severally, to pay to Invatec within five business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an aggregate amount equal to the amount, if any, by which the Company's actual Indebtedness as of the Effective Time, as set forth in the Final Post-Closing Financial Statements, exceeds the estimated amount of the Company's Indebtedness used in calculating the Acquisition Consideration paid to Stockholders at Closing. Conversely, Invatec hereby agrees to pay to each Stockholder, within five business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an amount equal to such Stockholder's Pro Rata Share of the amount, if any, by which the estimated amount of the Company's Indebtedness used in calculating the Acquisition Consideration paid to Stockholders at Closing, exceeds the Company's actual Indebtedness as of the Effective Time, as set forth in the Final Post-Closing Financial Statements. Finally, the Acquisition Consideration shall be reduced by, and the Stockholders jointly and severally hereby agree to pay promptly to Invatec, the amount, if any, drawn on the letter of credit issued in support of the Amwest Performance Bond referenced in the Disclosure Statement, or any replacement letter of credit.

        PARAGRAPH 6. MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents, instruments or agreements executed in connection herewith, such copies shall be deemed originals.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    INVATEC:

                                    INNOVATIVE VALVE
                                    TECHNOLOGIES, INC.

                                    By:/s/ John L. King
                                    Name: John L. King
                                    Title: Vice President

                                    THE COMPANY:

                                    CYPRESS INDUSTRIES, INC.

                                    By:/s/ ROGER A. SZAFRANSKI
                                        Roger A. Szafranski, President


                                    STOCKHOLDERS:

                                    ROBERT J. GERTH TRUST DATED
                                    FEBRUARY 8, 1996

                                    By:/s/ ROBERT J. GERTH
                                       Robert J. Gerth, Trustee

                                    ROGER A. SZAFRANSKI TRUST DATED
                                    FEBRUARY 14, 1997

                                    By:/s/ ROGER A. SZAFRANSKI
                                       Roger A. Szafranski, Trustee


                                     /s/ ROBERT J. GERTH
                                     ROBERT J. GERTH, Individually

                                     /s/ ROGER A. SZAFRANSKI
                                     Roger A. Szafranski, Individually

        The undersigned, the spouses of each of Mr. Gerth and Mr. Szafranski, are fully aware of, understand, and fu1ly consent and agree to the provisions of this Stock Purchase Agreement, and its binding effect upon any community or other property interests that they may own in the Company Capital Stock (or alternatively, in order to confirm that they have no right, title or interest, legal or beneficial, in any shares of Company Capital Stock), and their awareness, understanding, consent and agreement are evidenced by their execution hereof. The undersigned spouses of each of Mr. Gerth and Mr. Szafranski additionally join in the execution hereof in order to (i) sell, assign and transfer unto Invatec all of their respective rights, titles and interests, legal or beneficial, if any, in the Company Capital Stock, and (ii) consent to the transfer of the Company Capital Stock to Invatec pursuant to the Stock Purchase Agreement.


                                         MARGARET D. GERTH,
                                         SPOUSE OF ROBERT J. GERTH


                                         CANDICE L. SZAFRANSKI,
                                         SPOUSE OF ROGER A. SZAFRANSKI



Schedule I - Working Capital

Exhibit A - Confidentiality and Non-Competition Agreements
Exhibit B - Initial Financial Statements
Exhibit C - Opinion of Counsel for the Company and the Stockholders Exhibit D - No Withholding Certificates
Exhibit E - Opinion of Counsel for Invatec

                                  SCHEDULE I
                         WORKING CAPITAL AS OF 12/31/97

                                             12/31/97

            Cash                                24,803
            Accounts Receivable              3,198,719
            Accounts Rec. - Other               39,159
            Jobs in Progress                   216,499
            Inventory                          348,930
                                             ---------
               Total Current                 3,828,110


            Checks Written in excess
               of Bank Balances                 88,821
            Accounts Payable                   413,796
            Accrued Expenses                   683,659
            Less: Accrued interest             (54,997)
                                             ---------
               Total Current                 1,131,279

            Working Capital                  2,696,831

            Interim Period (2/98)Capital
               Expenditure                     (75,913)
                                             ---------
                                            $2,620,918

        The undersigned, the spouses of each of Mr. Gerth and Mr. Szafranski, are fully aware of, understand, and fully consent and agree to the provisions of this Stock Purchase Agreement, and its binding effect upon any community or other property interests that they may own in the Company Capital Stock (or alternatively, in order to confirm that they have no right, title or interest, legal or beneficial, in any shares of Company Capital Stock), and their awareness, understanding, consent and agreement are evidenced by their execution hereof. The undersigned spouses of each of Mr. Gerth and Mr. Szafranski additionally join in the execution hereof in order to (i) sell, assign and transfer unto Invatec all of their respective rights, titles and interests, legal or beneficial, if any, in the Company Capital Stock, and (ii) consent to the transfer of the Company Capital Stock to Invatec pursuant to the Stock Purchase Agreement.


                                         /s/ MARGARET D. GERTH
                                         MARGARET D. GERTH,
                                         SPOUSE OF ROBERT J. GERTH

                                         /s/ CANDICE L. SZAFRANSKI
                                         CANDICE L. SZAFRANSKI,
                                         SPOUSE OF ROGER A. SZAFRANSKI